Exhibit 99.1

Abbott Reports Double-Digit Sales and Ongoing Earnings Growth in Fourth Quarter; Issues Strong Ongoing Earnings Outlook for 2011

– Worldwide Sales Increased 13.4 Percent –
– Fourth Quarter Ongoing EPS Growth of 10.2 Percent –
– Worldwide Pharmaceutical Sales Increased 22.5 Percent –
– Worldwide Vascular Products Sales Increased 13.7 Percent –
– U.S. Diagnostics Sales Increased 8.5 Percent –

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502	ABBOTT PARK, Ill., Jan. 26, 2011 — Abbott today announced financial results for the fourth quarter ended Dec. 31, 2010.

•                  Diluted earnings per share, excluding specified items, were $1.30, reflecting 10.2 percent growth. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.92, primarily reflecting costs associated with recently announced restructuring actions for the integration of the Solvay Pharmaceuticals acquisition and in process R&D related to the Reata collaboration.

•                  Worldwide sales increased 13.4 percent to nearly $10 billion, including an unfavorable 0.4 percent effect of foreign exchange rates. Growth in the quarter was driven by worldwide pharmaceutical sales, which increased 22.5 percent, including the contribution from the Solvay and Piramal acquisitions, as well as worldwide vascular products sales, which increased 13.7 percent.

•                  Fourth quarter results included strong investment spending, with an increased level of R&D spending, as well as an adjusted gross margin ratio of 60.6 percent, which increased 230 basis points over the prior year.

•                  In response to changes in the healthcare industry, including U.S. Health Care Reform and the challenging regulatory environment, today Abbott announced a restructuring in its U.S. pharmaceutical business to streamline commercial and manufacturing operations, improve efficiencies and reduce costs.

• Abbott is issuing ongoing earnings-per-share guidance for the full-year 2011 that reflects double-digit growth over 2010 at the midpoint of the range.

“Despite a very challenging environment, 2010 was another productive year for Abbott,” said Miles D. White, chairman and chief executive officer, Abbott. “We took decisive long-term strategic actions to expand our emerging markets presence and late-stage pipeline to better position Abbott for sustainable long-term growth. We anticipate again delivering double-digit ongoing earnings-per-share growth in 2011.”

The following is a summary of fourth-quarter 2010 sales.

Quarter Ended 12/31/10		% Change vs. 4Q09
(dollars in millions)	Sales	Reported		Foreign Exchange	Operational

Total Sales	$9,968	13.4		(0.4)	13.8

Total International Sales	$5,681	19.4		(0.8)	20.2

Total U.S. Sales	$4,287	6.3		—	6.3

Worldwide Pharmaceutical Sales	$5,939	22.5	(a)	(0.9)	23.4

International Pharmaceuticals	$3,284	29.9	(a)	(1.7)	31.6

U.S. Pharmaceuticals	$2,655	14.4	(a)	—	14.4

Worldwide Nutritional Sales	$1,433	0.0	(b)	1.3	(1.3)

International Nutritionals	$791	7.9		2.5	5.4

U.S. Nutritionals	$642	(8.3	)(b)	—	(8.3)

Worldwide Diagnostics Sales	$1,015	4.1		(0.7)	4.8

International Diagnostics	$746	2.6		(1.0)	3.6

U.S. Diagnostics	$269	8.5		—	8.5

Worldwide Vascular Sales	$822	13.7		(0.3)	14.0

International Vascular	$423	36.9		(0.8)	37.7

U.S. Vascular	$399	(3.7)		—	(3.7)

Other Sales	$759	(6.4)		(0.6)	(5.8)

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Includes impact from the acquisitions of Solvay Pharmaceuticals and Piramal Healthcare Solutions, which closed in 2010.

(b) Includes impact from a nutritional product recall announced in September 2010.

The following is a summary of twelve months ended December 2010 sales.

Twelve Months Ended 12/31/10		% Change vs. 12M09
(dollars in millions)	Sales	Reported		Foreign Exchange	Operational

Total Sales	$35,167	14.3		1.2	13.1

Total International Sales	$19,974	20.7		2.2	18.5

Total U.S. Sales	$15,193	6.8		—	6.8

Worldwide Pharmaceutical Sales	$19,894	20.7	(a)	1.0	19.7

International Pharmaceuticals	$11,150	28.3	(a)	1.9	26.4

U.S. Pharmaceuticals	$8,744	12.2	(a)	—	12.2

Worldwide Nutritional Sales	$5,532	4.7	(b)	1.8	2.9

International Nutritionals	$2,943	11.1		3.6	7.5

U.S. Nutritionals	$2,589	(1.8	)(b)	—	(1.8)

Worldwide Diagnostics Sales	$3,794	6.0		1.6	4.4

International Diagnostics	$2,791	5.7		2.1	3.6

U.S. Diagnostics	$1,003	6.9		—	6.9

Worldwide Vascular Sales	$3,194	18.6		1.0	17.6

International Vascular	$1,532	40.2		2.5	37.7

U.S. Vascular	$1,662	3.9		—	3.9

Other Sales	$2,753	1.0		0.6	0.4

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Includes impact from the acquisitions of Solvay Pharmaceuticals and Piramal Healthcare Solutions, which closed in 2010.

(b) Includes impact from a nutritional product recall announced in September 2010.

The following summarizes global sales for selected products and related foreign exchange impacts compared to the prior year.

		Global Sales
Quarter Ended 12/31/10	Global	% Change vs. 4Q09
(dollars in millions)	Sales	Reported		Foreign Exchange	Operational
Pharmaceutical Products

HUMIRA	$1,879	13.0		(2.4)	15.4

TRILIPIX/TriCor	$499	19.2		—	19.2

Kaletra	$341	(9.8)		(1.8)	(8.0)

Niaspan	$286	12.7		—	12.7

Lupron	$200	(7.2)		(0.1)	(7.1)

Synthroid	$160	8.3		0.7	7.6

Nutritional Products

Pediatric Nutritionals	$742	(5.6	)(a)	1.6	(7.2	)(a)

Adult Nutritionals	$687	9.2		0.9	8.3

Medical Products

Core Laboratory Diagnostics	$828	1.0		(0.6)	1.6

Coronary Stents	$514	19.5		0.7	18.8

Diabetes Care	$337	1.5		(1.5)	3.0

Medical Optics	$280	(11.7	)(b)	0.3	(12.0	)(b)

Molecular Diagnostics	$114	21.2		(2.1)	23.3

(a) Includes impact from a nutritional product recall announced in September 2010.

(b) 2009 included four months of sales due to a change in reporting to calendar year, as previously noted.

The following is a summary of Abbott’s fourth-quarter 2010 sales for selected products.

				International
	U.S.				% Change vs. 4Q09
Quarter Ended 12/31/10		% Change					Foreign
(dollars in millions)	Sales	vs. 4Q09		Sales	Reported		Exchange	Operational
Pharmaceutical Products

HUMIRA	$877	13.2		$1,002	12.9		(4.5)	17.4

TRILIPIX/TriCor	$418	(0.3)		$81	n/m		n/m	n/m

Kaletra	$111	(18.9)		$230	(4.7)		(2.9)	(1.8)

Niaspan	$286	12.7		—	—		—	—

Lupron	$130	(7.8)		$70	(6.1)		(0.4)	(5.7)

Synthroid	$131	7.0		$29	14.5		4.3	10.2

Nutritional Products

Pediatric Nutritionals	$304	(15.3	)(a)	$438	2.6		3.0	(0.4)

Adult Nutritionals	$334	3.2		$353	15.5		1.9	13.6

Medical Products

Core Laboratory Diagnostics	$158	(0.4)		$670	1.3		(0.8)	2.1

Coronary Stents	$248	(5.1)		$266	57.4		1.7	55.7

Diabetes Care	$127	1.3		$210	1.7		(2.4)	4.1

Medical Optics	$103	6.8		$177	(19.8	)(b)	0.4	(20.2	)(b)

Molecular Diagnostics	$55	32.1		$59	12.5		(3.7)	16.2

n/m = Not meaningful

(a) Includes impact from a nutritional product recall announced in September 2010.

(b) 2009 included four months of sales due to a change in reporting to calendar year, as previously noted.

The following summarizes global sales for selected products and related foreign exchange impacts compared to the prior year.

		Global Sales
Twelve Months Ended 12/31/10	Global	% Change vs. 12M09
(dollars in millions)	Sales	Reported	Foreign Exchange	Operational
Pharmaceutical Products

HUMIRA	$6,548	19.3	0.3	19.0

TRILIPIX/TriCor	$1,582	18.3	—	18.3

Kaletra	$1,255	(8.1)	0.3	(8.4)

Niaspan	$927	8.4	—	8.4

Lupron	$748	(6.5)	1.4	(7.9)

Synthroid	$555	10.6	2.0	8.6

Nutritional Products

Pediatric Nutritionals	$2,884	1.2 (a)	1.9	(0.7	)(a)

Adult Nutritionals	$2,613	10.0	1.7	8.3

Medical Products

Core Laboratory Diagnostics	$3,136	3.6	1.8	1.8

Coronary Stents	$2,007	24.0	1.6	22.4

Diabetes Care	$1,276	2.7	0.9	1.8

Medical Optics	$1,063	19.5	0.7	18.8

Molecular Diagnostics	$385	22.1	—	22.1

(a) Includes impact from a nutritional product recall announced in September 2010.

The following is a summary of Abbott’s twelve months ended December 2010 sales for selected products.

				International
	U.S.				% Change vs. 12M09
Twelve Months Ended 12/31/10		% Change				Foreign
(dollars in millions)	Sales	vs. 12M09		Sales	Reported	Exchange	Operational
Pharmaceutical Products

HUMIRA	$2,872	14.0		$3,676	23.8	0.6	23.2

TRILIPIX/TriCor	$1,355	1.3		$227	n/m	n/m	n/m

Kaletra	$363	(18.7)		$892	(3.0)	0.4	(3.4)

Niaspan	$927	8.4		—	—	—	—

Lupron	$483	(10.6)		$265	2.0	4.3	(2.3)

Synthroid	$451	8.6		$104	20.2	11.5	8.7

Nutritional Products

Pediatric Nutritionals	$1,208	(7.5	)(a)	$1,676	8.6	3.6	5.0

Adult Nutritionals	$1,345	6.0		$1,268	14.7	3.7	11.0

Medical Products

Core Laboratory Diagnostics	$602	(0.5)		$2,534	4.6	2.2	2.4

Coronary Stents	$1,047	1.7		$960	63.1	4.5	58.6

Diabetes Care	$512	2.8		$764	2.6	1.5	1.1

Medical Optics	$407	20.7		$656	18.8	1.1	17.7

Molecular Diagnostics	$189	26.6		$196	18.0	—	18.0

n/m = Not meaningful

(a) Includes impact from a nutritional product recall announced in September 2010.

Business Highlights

•                  Encouraging Results Presented in Chronic Kidney Disease (CKD)

New Phase 2b pivotal data presented at the Annual American Society of Nephrology (ASN) suggests bardoxolone methyl, an investigational treatment for CKD, reverses disease progression and improves measures of kidney function in patients with CKD and type 2 diabetes. In the study, the majority of patients treated with bardoxolone experienced a reduction in disease severity and an improvement in kidney function. To date, no treatment has been shown to reverse the progression of CKD. We expect bardoxolone to enter Phase 3 clinical trials in early 2011. Also presented data from a Phase 2 study of atrasentan, in development to help slow CKD progression in patients with type 2 diabetic nephropathy (diabetic kidney disease).

•                  New Results Presented on Abbott HCV Compound

Presented positive results from a Phase 2 study of ABT-450/r, an investigational, oral protease inhibitor being developed for the treatment of hepatitis C (HCV) infection. Initial results suggest that ABT-450/r demonstrates potent antiviral activity in treatment-naïve adults with HCV genotype 1 infection. Results show that more than 90 percent of patients on study drug, administered with pegylated interferon/ribavirin, achieved HCV-RNA levels <25 IU/mL (a measure of rapid virologic response) at four weeks.

•                  Positive Oncology Data Presented at ASH

Presented Phase 2 data at the Annual Meeting of the American Society of Hematology (ASH) for elotuzumab, a late-stage compound in development for multiple myeloma, the second-most common blood cancer in the United States. Interim results from the Phase 2 portion of a Phase 1b/2 study, showed a high objective response rate (ORR) among patients with relapsed multiple myeloma who received elotuzumab plus lenalidomide and low-dose dexamethasone. We anticipate initiating Phase 3 clinical trials with our partner company in early 2011.

•                  Announced a Collaboration to Develop New Anti-cancer Drugs

Announced a collaboration agreement with EpiTherapeutics to develop new anti-cancer drugs by making small-molecule inhibitors against selected epigenetic oncology targets.

•                  Received CE Mark for World’s First Drug Eluting Bioresorbable Vascular Scaffold (BVS)

Announced CE Mark in Europe for the world’s first drug eluting BVS for the treatment of coronary artery disease. Abbott’s ABSORB™ BVS device restores blood flow by opening a clogged vessel and providing support to the vessel until it dissolves, leaving patients with a treated vessel free of a permanent metallic implant.

•                  Announced CE Mark for XIENCE PRIME™ for Critical Limb Ischemia (CLI)

Received CE Mark for XIENCE PRIME Everolimus Eluting Coronary Stent System for the treatment of critical limb ischemia (CLI) or severe claudication (pain) of the lower leg. CLI is the most advanced form of peripheral artery disease that can ultimately lead to limb amputation. With this expanded indication, XIENCE PRIME can be marketed to treat CLI or severe claudication in European Union countries and others that recognize CE Mark.

•                  Introduced New Vitamin D Diagnostic Test in Europe

Introduced a new diagnostic test in Europe to measure levels of vitamin D in blood using Abbott’s ARCHITECT automated instrument system. According to the International Osteoporosis Foundation, vitamin D deficiency is a worldwide health issue and the percentage of the European population that is vitamin D insufficient is high, with some countries exceeding 75 percent. The ARCHITECT 25-OH Vitamin D assay is a fully automated immunoassay that can help laboratories manage the increasing vitamin D testing volumes.

Abbott issues earnings-per-share outlook for 2011

Abbott is issuing ongoing earnings-per-share guidance for the full-year 2011 of $4.54 to $4.64. The midpoint of this guidance range reflects growth of 10 percent over 2010. Abbott’s 2011 outlook reflects the previously outlined incremental impact of costs associated with U.S. Healthcare Reform, as well as the impact of European austerity measures.

Abbott forecasts specified items for the full-year 2011 of approximately $0.78 per share, primarily associated with acquisition integration and cost reduction initiatives, including restructuring actions announced today to streamline commercial and manufacturing operations in Abbott’s U.S. pharmaceutical business (see Q&A 3), and in-process R&D related to the Reata collaboration. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $3.76 to $3.86 for the full-year 2011.

Abbott declares quarterly dividend

On Dec. 10, 2010, the board of directors of Abbott declared the company’s quarterly common dividend of 44 cents per share, an increase of 10 percent over the prior year. The cash dividend is payable Feb. 15, 2011, to shareholders of record at the close of business on Jan. 14, 2011. This marks the 348th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs nearly 90,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2009, in Item 1A, “Risk Factors,” to our quarterly reports on Securities and Exchange Commission Form 10-Q for the quarters ended March 31, 2010 and September 30, 2010, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Fourth Quarter Ended December 31, 2010 and 2009

(in millions, except per share data)

(unaudited)

	2010	2009	% Change
Net Sales	$9,968	$8,790	13.4

Cost of products sold	4,045	3,784	6.9
Research and development	1,058	747	41.5
Acquired in-process research and development	238	170	40.1
Selling, general and administrative	2,797	2,225	25.7
Total Operating Cost and Expenses	8,138	6,926	17.5

Operating earnings	1,830	1,864	(1.8)

Net interest expense	129	94	36.8
Net foreign exchange (gain) loss	(19)	7	n/m
Other (income) expense, net	(48)	(60)	(20.4)
Earnings before taxes	1,768	1,823	(3.0)
Taxes on earnings	327	284	15.1
Net Earnings	$1,441	$1,539	(6.4)

Net Earnings Excluding Specified Items, as described below	$2,025	$1,845	9.7	1)

Diluted Earnings per Common Share	$0.92	$0.98	(6.1)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.30	$1.18	10.2	1)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,556	1,560

1)             2010 Net Earnings Excluding Specified Items excludes after-tax charges of $346 million, or $0.23 per share, related primarily to the acquisitions of Solvay Pharmaceuticals and Piramal Healthcare Solutions, as well as other cost reduction initiatives, and $238 million, or $0.15 per share, relating to acquired in-process research and development related to the Reata collaboration.

2009 Net Earnings Excluding Specified Items excludes after-tax charges of $170 million, or $0.11 per share, for acquired in-process research and development associated with the PanGenetics acquisition, $99 million, or $0.07 per share, primarily for acquisition integration and cost reduction initiatives, and $37 million, or $0.02 per share, primarily related to inventory write-offs associated with the suspension of sibutramine in certain countries following the European regulatory recommendation.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Twelve Months Ended December 31, 2010 and 2009

(in millions, except per share data)

(unaudited)

	2010	2009	% Change
Net Sales	$35,167	$30,765	14.3

Cost of products sold	14,665	13,209	11.0
Research and development	3,725	2,744	35.7
Acquired in-process research and development	313	170	84.2
Selling, general and administrative	10,376	8,406	23.4
Total Operating Cost and Expenses	29,079	24,529	18.6

Operating earnings	6,088	6,236	(2.4)

Net interest expense	448	382	17.2
Net foreign exchange (gain) loss	(11)	35	n/m
Other (income) expense, net	(62)	(1,375)	n/m	1)
Earnings before taxes	5,713	7,194	(20.6)
Taxes on earnings	1,087	1,448	(25.0)
Net Earnings	$4,626	$5,746	(19.5)

Net Earnings Excluding Specified Items, as described below	$6,501	$5,805	12.0	2)

Diluted Earnings per Common Share	$2.96	$3.69	(19.8)	3)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$4.17	$3.72	12.1	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,556	1,555

1)             Other (income) expense, net, in 2009 includes the derecognition of a contingent liability and a favorable patent litigation settlement. These items have been treated as specified items and excluded from ongoing operations. 2010 and 2009 also include ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture.

2)             2010 Net Earnings Excluding Specified Items excludes after-tax charges of $1.035 billion, or $0.67 per share, associated primarily with the acquisitions of Solvay Pharmaceuticals and Piramal Healthcare Solutions, including announced restructuring plans, as well as other cost reduction initiatives, $313 million, or $0.20 per share, relating to acquired in-process research and development related to the Reata and the Neurocrine collaborations, $115 million, or $0.07 per share, for the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation, $106 million, or $0.07 per share, for a litigation reserve, $60 million, or $0.04 per share, for specific health care reform impact on deferred tax assets, $88 million, or $0.06 per share, for costs of a nutritional product recall and the withdrawal of sibutramine, and $158 million, or $0.10 per share, for impairment of the intangible asset related to sibutramine.

2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $505 million, or $0.32 per share, relating to the derecognition of a contingent liability and an after-tax gain of $182 million, or $0.12 per share, relating to a patent litigation settlement. This was offset by $170 million, or $0.11 per share, for acquired in-process research and development, $164 million, or $0.10 per share, primarily relating to costs associated with the acquisition of Advanced Medical Optics, $68 million, or $0.04 per share, for litigation settlements and $344 million, or $0.22 per share, primarily for cost reduction initiatives and costs associated with a delayed product launch.

3)             Effective January 1, 2009, Abbott adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which requires the allocation of net earnings between common shareholders and participating securities holders when computing earnings per share. As a result, net earnings allocated to common shares for the twelve months ended December 31, 2010 and 2009 was $4.613 billion and $5.733 billion, respectively.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the strong sales growth in the quarter?

A1)                          Worldwide Pharmaceutical sales increased 22.5 percent, including an unfavorable 0.9 percent effect of exchange rates, driven by strong international pharmaceutical sales growth of approximately 30 percent. Sales in the quarter reflected the contribution from the Solvay Pharmaceuticals and Piramal Healthcare Solutions acquisitions, which closed in February 2010 and September 2010, respectively.

U.S. growth of HUMIRA was 13.2 percent. International operational sales growth for HUMIRA was 17.4 percent, which excludes an unfavorable 4.5 percent effect of exchange rates. Global lipid franchise sales growth was 19 percent, including the international TriCor sales contribution from the Solvay acquisition. U.S. Niaspan sales growth of 12.7 percent exceeded the growth rate of the overall cholesterol market.

Double-digit growth in Worldwide Vascular sales was driven by international vascular sales growth of approximately 37 percent. Abbott holds the number-one global position in metallic stents, guidewires, as well as drug-eluting stents with XIENCE V and XIENCE PRIME. Globally, Abbott’s drug-eluting stent franchise continues to perform well, including strong international performance in Europe and Japan.

Worldwide Nutritional products sales growth was flat, including a favorable 1.3 percent impact from exchange. Growth in the United States during the quarter was negatively impacted by the infant nutrition recall that was announced in September. Production resumed in October. Inventory is near normal operating levels, and we are recapturing market share.

Growth in Worldwide Diagnostics was driven by high-single-digit growth in U.S. diagnostics sales, with continued double-digit growth in Abbott’s Molecular and Point of Care diagnostics businesses.

Q2)                           What drove the strong increase in the fourth-quarter gross margin ratio?

A2)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	4Q10
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$4,045	$5,923	59.4%
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$(120)	$120	1.2%
As adjusted	$3,925	$6,043	60.6%

The adjusted gross margin ratio of 60.6 percent increased 230 basis points from the prior year when the adjusted gross margin ratio was 58.3 percent. This increase was driven by strong performance across several businesses, including vascular, pharmaceuticals, diabetes and diagnostics, as well as a favorable impact from foreign exchange rates.

Questions & Answers (continued)

Q3)                         What is Abbott doing to further reduce costs and improve profitability?

A3)                        In response to changes in the healthcare industry, including U.S. Health Care Reform and the challenging regulatory environment, today Abbott announced a restructuring in its U.S. pharmaceutical business to streamline commercial and manufacturing operations, improve efficiencies and reduce costs.

Abbott forecasts total specified items associated with this cost reduction initiative over the next several years of approximately $295 million, which includes transfer of product manufacturing to other facilities. These charges include employee-related costs of approximately $135 million, accelerated depreciation of approximately $65 million, and other related exit costs of approximately $95 million mainly related to product transfers. Non-cash charges included in the total will be approximately $65 million, reflecting primarily accelerated depreciation.

Specified items related to this initiative of approximately $165 million are forecast to occur in 2011, with roughly $140 million projected in the first quarter.

Q4)                           What drove SG&A and R&D investment in the quarter?

A4)                            In the fourth quarter, both SG&A and R&D investment increased strong double-digits, reflecting Abbott’s continued investment in programs to drive future growth, as well as increases associated with the addition of Solvay Pharmaceuticals. Ongoing R&D expense as a percentage of sales was nearly 10 percent, reflecting continued investment in Abbott’s broad-based pipeline, including programs in vascular devices, immunology, neuroscience, oncology and HCV.

Q5)                           What was the tax rate for the fourth-quarter 2010?

A5)                            The ongoing tax rate this quarter was 16.4 percent, in line with Abbott’s previous forecast, and reconciled below:

	4Q10
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported	$1,768	$327	18.5%
Specified items	$653	$69	10.6%
Excluding specified items	$2,421	$396	16.4%

Questions & Answers (continued)

Q6)                           How did specified items affect reported results?

A6)                            Specified items impacted fourth-quarter results as follows:

	4Q10
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported (GAAP)	$1,768	$1,441	$0.92
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$415	$346	$0.23
Acquired in-process research and development	$238	$238	$0.15
As adjusted	$2,421	$2,025	$1.30

Restructuring/integration (acquisitions/cost reductions) is primarily associated with acquisition closing, restructuring, and integration costs for the Solvay Pharmaceuticals and Piramal Healthcare Solutions acquisitions. This item also includes cost reduction initiatives to improve efficiencies, primarily related to continuing efforts in the vascular and core laboratory diagnostic businesses.

Acquired in-process research and development is related to the agreement with Reata to develop and commercialize bardoxolone methyl outside the United States, excluding certain Asian markets.

The impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	4Q10
	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Other (Income)/ Expense
As reported (GAAP)	$4,045	$1,058	$238	$2,797	$(48)
Adjusted for specified items:
Restructuring/integration (acquisitions/cost reductions)	$(120)	$(81)	—	$(200)	$(14)
Acquired in-process research and development	—	—	$(238)	—	—
As adjusted	$3,925	$977	—	$2,597	$(62)

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline?

A7)                            Across its businesses, Abbott has more than 350 clinical trials underway and expects to deliver more than 75 new products or indications over the next five years. In 2010, we added a total of four new molecular entities that are in late-stage development, and expect to have nearly 20 new molecular entities and indications in Phase 2 or 3 development by the end of 2011. We also expect numerous new trial starts and new data presentations throughout the year. Following are select highlights from breakthrough research across both pharmaceuticals and medical products pipelines:

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on developing treatments for hepatitis C (HCV), a disease that affects more than 180 million people worldwide, with approximately three to four million people newly infected each year. Abbott’s broad-based HCV programs include its partnership with Enanta Pharmaceuticals to discover protease inhibitors, as well as its internal programs focused on additional viral targets.

•                  Abbott currently has three HCV mechanisms of action in clinical trials, including protease polymerase and NS5A inhibitors. Abbott is well positioned to explore combinations of these compounds, both with and without the current standard of care, a strategy that has the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•                  Chronic Kidney Disease

•                  Abbott recently entered into an agreement with Reata Pharmaceuticals for ex-U.S. rights to bardoxolone, an investigational treatment for chronic kidney disease (CKD). Bardoxolone is a first-in-class anti-inflammatory that activates Nrf2, a pathway involved in the progression of CKD. A Phase 2b study was recently completed and initiation of a global Phase 3 trial is targeted to begin in the coming months.

•                  Women’s Health

•                  Abbott’s collaboration agreement with Neurocrine to develop and commercialize elagolix for the treatment of endometriosis-related pain and fibroids brings Abbott a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) antagonist. A Phase 2 study in endometriosis was recently completed.

•                  Neuroscience / Pain

•                  Abbott is conducting innovative research in neuroscience, where it has developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions. Abbott has more than a dozen new molecular entities in clinical trials for conditions such as schizophrenia, pain, Alzheimer’s disease, Parkinson’s disease and multiple sclerosis (MS). This includes three compounds in development for Alzheimer’s.

•                  Abbott’s neuroscience pipeline includes a novel, next-generation antibody, daclizumab, which entered Phase 3 development in 2010 for relapsing remitting MS (RRMS), the most common form of the disease.

•                  Abbott is pursuing compounds that could provide relief across a broad spectrum of pain states, such as chronic back pain, postoperative pain and cancer pain.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies. Abbott currently has nine new molecular entities in human trials.

•                  The oncology pipeline includes: ABT-263, a Bcl-2 family protein antagonist; ABT-869, a multi-targeted kinase inhibitor; and ABT-888, a PARP-inhibitor that is being studied in a variety of cancers. Additionally, Abbott is evaluating a number of promising mechanisms in its pre-clinical pipeline, including work on an early-stage cMET antibody biologic for cancer.

•                  The acquisition of Facet Biotech brought several oncology collaborations, including elotuzumab, a late-stage compound in development for multiple myeloma. We expect to initiate the Phase 3 clinical program with our partner company this year.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for its continuing research in immunology. In its pipeline, Abbott continues to explore additional indications for HUMIRA and is working to advance development of its early discovery programs, including oral DMARD therapies, as well as other potential biologic targets.

•                  Additionally, Abbott’s proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease.

•                  Molecular Diagnostics

•                  Abbott expects to launch more than 12 new molecular diagnostic products over the next two to three years, including several novel oncology and infectious disease assays, as well as improved instrument systems. Abbott received approval from the U.S. Food and Drug Administration (FDA) to market the Abbott RealTime HBV assay for measuring viral load or the amount of hepatitis B virus in a patient’s blood, as well as a new sensitive molecular diagnostic test and instrument to simultaneously detect two of the nation’s most prevalent sexually transmitted diseases, gonorrhea and chlamydia.

•                  Diagnostics

•                  In 2010, Abbott launched a number of key assays on its ARCHITECT immunochemistry platform, which will significantly broaden its industry-leading menu. These tests include assays to assess Chagas disease, ovarian cancer and the first HIV combination assay approved for use in the United States, which detects the virus days earlier than current U.S. tests.

•                  Abbott expects to launch several more products this year and is researching dozens of novel biomarkers focusing on important areas such as diabetes, infectious disease, and neuroscience disorders, as well as developing next generation systems.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Vascular Devices

•                  Abbott has one of the industry’s most robust vascular pipelines and expects to deliver more than 10 coronary technologies over the next five years. Abbott is working on well-staged incremental advances, and truly game-changing technologies that have the ability to restate the market.

•                  ABSORB Bioresorbable Vascular Scaffold (BVS) — Abbott recently received CE Mark in Europe for the world’s first drug-eluting BVS for the treatment of coronary artery disease. ABSORB restores blood flow by opening a clogged vessel and providing support to the vessel until it dissolves, leaving patients with a treated vessel free of a permanent metallic implant. Abbott has the most advanced BVS clinical program in the industry.

•                  MitraClip — Presented additional data from the pivotal trial, EVEREST II, at the TCT conference, which continued to demonstrate the safety and sustained meaningful clinical benefits of the therapy for the treatment of mitral regurgitation. Abbott’s MitraClip system is on the market in Europe and is currently under review for approval by the FDA.

•                  Next-generation DES — Abbott has several next-generation DES platforms in development. This includes XIENCE PRIME, our next-generation drug-eluting stent (DES) that offers improved deliverability, especially in long lesions. XIENCE PRIME is on the market in Europe, and is in clinical trials in the United States with an expected launch in 2012. XIENCE Nano for small vessels is on the market in Europe and under U.S. FDA review. Our ultra thin DES is also in development. It’s designed to improve clinical outcomes by reducing vessel injury upon deployment, enabling faster healing and improving deliverability in complex anatomy.

•                  Core Coronary products — Abbott is continuing to expand its position in the more than $2 billion core coronary market. Abbott launched its next-generation balloon dilatation catheter, TREK, in Europe last year and expects to launch TREK in the United States and Japan in early 2011. In addition, Abbott has a new line of guidewires in development.

•                  Vision Care

•                  Abbott expects 20 new products and technology advancements over the next five years, including the launch of a new contact lens solution that is underway in Europe and the United States. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery, and is developing new diagnostic instruments and treatments to improve visual outcomes. Abbott also continues to expand its premium and standard intraocular lenses (IOL), including Synchrony, its next-generation IOL approved in Europe and other countries around the world. Synchrony is currently under FDA review in the United States.

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